Exhibit 21.1

CEDAR REALTY TRUST, INC.
SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction
Cedar Brickyard, LLC	Delaware
Cedar Center Holdings L.L.C. 3	Delaware
Cedar-Fairview Commons, LLC	Delaware
Cedar Golden Triangle, LLC	Delaware
Cedar Hamburg, LLC	Delaware
Cedar PCP-San Souci, LLC	Delaware
Cedar-San Souci SPE, LLC	Delaware
Cedar-Second Member LLC	Delaware
Cedar Realty Trust Partnership, L.P.	Delaware
Cedar Southington Plaza, LLC	Delaware
Cedar-South Philadelphia II, LLC	Delaware
Cedar-South Philadelphia I, LLC	Delaware
Cedar-Timpany, LLC	Delaware
Cedar-Trexler, LLC	Delaware
Cedar-Trexler SPE, LLC	Delaware
CIF Loyal Plaza Associates Corp.	Delaware
CIF-Pine Grove Plaza Associates LLC	Delaware
Cedar-Coliseum FF, LLC	Delaware
EE SERVICES, LLC	Delaware
Cedar-Gold Star Plaza, LLC	Delaware
Gold Star Realty, Inc.	Pennsylvania
Greentree Road L.L.C. 1	Delaware
Greentree Road L.L.C. 2	Delaware
Pine Grove Plaza Associates, LLC	Delaware
Washington Center L.L.C. 1	Delaware
Washington Center L.L.C. 2	Delaware